UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section14(a)
of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (aspermitted by Rule 14a-6(e)(2))
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Tyson Foods, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tyson Foods, Inc.
2200 Don Tyson Parkway
Springdale, Arkansas 72762-6999

To Tyson Foods, Inc. Shareholders:

This supplement provides updated information with respect to the 2011 annual meeting of shareholders of Tyson Foods, Inc. (the “Company”) which will be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Friday, February 4, 2011 at 10:00 a.m., Central time.

On January 6, 2011, Mr. Don Tyson, our former chairman and a current director, passed away.  In light of his death, Mr. Tyson, who is listed as a nominee for our Board of Directors (“Board”) in the proxy statement for the Company’s 2011 annual meeting mailed to shareholders on or around December 17, 2010 (the “Proxy Statement”), is removed as a nominee. In accordance with the procedures outlined in the Proxy Statement, the Board may nominate a substitute candidate for election to the Board and, in such case, all proxies will be voted for the election of such substitute nominee at the 2011 annual meeting of shareholders. However, if the Board does not select a replacement nominee prior to the 2011 annual meeting, the Board will either appoint a new director to the Board to fill the vacancy following the annual meeting in accordance with the Company’s By-laws or elect not to fill the vacancy and reduce the size of the Board.

As reported in the security ownership tables in the Proxy Statement, Mr. Don Tyson was the managing general partner of the Tyson Limited Partnership, which owns of record 70,000,000 shares of the Company’s Class B Common Stock and 3,000,000 shares of its Class A Common Stock. At this time, a new managing general partner of the Tyson Limited Partnership has not been selected.  Under the terms of the Agreement of Limited Partnership of the Tyson Limited Partnership, a new managing general partner may be elected by a majority of the percentage interests of the general partners.  Until a new managing general partner is selected, the management rights of the managing general partner may be exercised by a majority of the percentage interests of the general partners.  Presently, the general partners of the Tyson Limited Partnership, which collectively hold, in the aggregate, a 1.257% interest in the Tyson Limited Partnership, are the Tyson Partnership Interest Trust (which has 44.44% of the general partner percentage interests and whose trustees are now Mr. Harry C. Erwin, III, Mr. Thomas B. Schueck and Mr. Leland E. Tollett), Mr. John Tyson, a director of the Company (who has 33.33% of the general partner percentage interests), Ms. Barbara Tyson, a director of the Company (who has 11.115%  of the general partner percentage interests), and Mr. Erwin (who has 11.115% of the general partner percentage interests). The Tyson Partnership Interest Trust terminates on December 31, 2016.  Upon termination, the general partnership interests held by the Tyson Partnership Interest Trust will transfer to the Donald J. Tyson Revocable Trust of which Mr. John Tyson, Mr. Thomas B. Schueck and Mr. Harry C. Erwin, III are the trustees.  The managing general partner, or if there is none, a majority of the percentage interests of the general partners, will have the exclusive right, subject to certain restrictions, to do all things on behalf of the Tyson Limited Partnership necessary to manage, conduct, control and operate the Tyson Limited Partnership’s business, including the right to vote all shares or other securities held by the Tyson Limited Partnership, as well as the right to mortgage, pledge or grant security interests in any assets of the Tyson Limited Partnership.  The Tyson 2009 Family Trust continues to hold a 53.4881% interest as a limited partner in the Tyson Limited Partnership and the Randal W. Tyson Testamentary Trust continues to hold a 45.2549% interest as a limited partner in the Tyson Limited Partnership.

If you have already voted your shares by proxy, your shares will be voted as specified in your prior vote with regards to the existing nominees, unless you choose to revoke your proxy. If you have not already voted your shares by proxy, you may still use the original proxy card that we previously distributed, and your vote with respect to nominees for director will be counted accordingly, other than votes with respect to Mr. Don Tyson, which will be disregarded.

By Order of the Board of Directors,

R. Read Hudson
Secretary

Springdale, Arkansas
January 10, 2011